Exhibit 5.1

DORSEY & WHITNEY LLP

March 23, 2005

Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Franklin Covey Co., a Utah corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) of an aggregate of 1,300,000 shares of the Company’s common stock, $0.05 par value per share (the “Shares”), 1,000,000 of which are to be offered and sold under the Franklin Covey Co. 2004 Employee Stock Purchase Plan and 300,000 of which are to be offered and sold under the Franklin Covey Co. 2004 Non-Employee Directors’ Stock Incentive Plan (collectively, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefore in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Utah.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very Truly Yours,

                    /s/ Dorsey Whitney LLP